                                                                     Exhibit 2.4




Dan O'Rourke
Smith & Southwell, P.S.
960 Paulsen Building
Spokane, Washington 99204
(509) 624-0159
Attorneys for Wespac Investors Trust III


                     IN THE UNITED STATES BANKRUPTCY COURT
                 IN AND FOR THE EASTERN DISTRICT OF WASHINGTON

IN RE ...                                 Section    NO. 94-00228-K11
                                          Section    IN PROCEEDINGS FOR A
WESPAC INVESTORS TRUST III                Section    REORGANIZATION UNDER
                                          Section    CHAPTER 11
                          Debtor          Section


                             FIRST MODIFICATION TO
                      PLAN OF REORGANIZATION (AS MODIFIED)

TO THE HONORABLE JOHN M. KLOBUCHER, UNITED STATES BANKRUPTCY JUDGE:

         COMES NOW Wespac Investors Trust III, the Debtor in this case, and pursuant to Section 1127(b) of the Bankruptcy Code, submits this First Modification to Plan of Reorganization (as modified) confirmed by Order confirming Plan of Reorganization dated May 15, 1996, and entered May 20, 1996 (the "Confirmed Plan") to modify such confirmed Plan before substantial consummation to provide for a procedure to re-domesticate the Debtor from California to Nevada and to incorporate the Debtor, which procedure was inadvertently omitted in the filed plan document.

        The material submitted by this First Modification does not adversely change the treatment of the claim of any party and cannot adversely affect the claim of any party who voted for the Confirmed Plan and such Confirmed Plan, as so modified, will continue to meet the requirements of Section 1122 and 1123 of the Bankruptcy Code. Pursuant to Section 1127(b) of the Bankruptcy Code, the proponent of a plan or the reorganized debtor may modify such plan at any time after confirmation of such plan and before substantial consummation of such plan, but may not modify such plan so that


FIRST MODIFICATION TO PLAN - PAGE 1
such plan as modified fails to meet the requirements of Sections 1122 and 1123 of the Bankruptcy Code.

        The Debtor proposes to modify the Confirmed Plan as follows:

        1. Section 4 on page 6 of the Confirmed Plan shall be amended by adding to the end of the existing language thereof a new subpart d. to read hereafter as follows:

                      "d.      Incorporation Procedure.  By virtue of the past
                eight years of almost continuous reorganization and recapitalization proceedings involving Wespac, the equity interests of Wespac resulting from the confirmation of the Plan need the opportunity for a fresh start in a more normal corporate atmosphere with some opportunity to obtain or have available regular financing arrangements. Following confirmation of the Plan and determination of the ultimate expected recipients of the New Common Stock, but before actual issuance of certificates representing such New Common Stock, the identified new shareholders, including Nevada Sea, Medical Resource and the holders of Allowed Interests of shareholders of Old Common Stock described in subparts a. and b. of this paragraph 4.6 (collectively referred to as the 'New Shareholders'), Wespac shall propose to such New Shareholders to convert the Trust from a California business trust into a Nevada corporation through the 'Incorporation Procedure' described below. Such proposal shall be submitted to only the New Shareholders through an information statement in the form annexed hereto as Exhibit '1' and incorporated herein, seeking a vote by written ballot or proxy FOR or AGAINST the Incorporation Procedure. If the New Shareholders approve such Incorporation Procedure by the affirmative vote of at least a majority in interest of the holders of the New Common Stock to be issued, the Incorporation Procedure will be deemed to be approved and shall be implemented as a part of the Execution of Plan pursuant to Section 5 of the Plan. The Incorporation Procedure consists of the following principal components:

                                  "(i)  Because no explicit statutory authority
                          permits a California business trust to become a Nevada corporation directly or to merge directly with and into a Nevada corporation, the Incorporation Procedure will be accomplished by incorporating the Trust in California (the 'California Corporation') by a transfer of all of the assets of Wespac to, together with assumption of all outstanding liabilities of Wespac (including





FIRST MODIFICATION TO PLAN - PAGE 2
                          all responsibilities under the Plan) by, the California Corporation and subsequently merging the California Corporation (as a successor to Wespac) with and into its wholly-owned Nevada subsidiary corporation (the 'Merger'). The Board of Trustees will cause the Nevada corporation to be organized in Nevada to facilitate the Incorporation Procedure. Prior to the Merger, the Nevada corporation will have no significant business assets or liabilities of any consequence and no operating history.

                                  "(ii)  Paragraph 12.3 of the First Amended
                          and Restated Declaration of Trust, dated November 10, 1983 (the 'Declaration of Trust'), makes provision for transfer to a successor upon a vote of a majority of the trustees, after receiving the affirmative vote of a majority of the shares outstanding at any meeting, the notice for which included a statement of such proposed amendment, or by an instrument or instruments in writing signed by the holders of not less than a majority of such shares consenting thereto without a meeting, to 'sell, convey and transfer the Trust property to any such corporation, association, trust or organization in exchange for shares or securities or beneficial interests therein and the assumption by such transferee of the liabilities of the Trust.'

                                  "(iii)  Simultaneously with the creation of
                          the California Corporation, a merger agreement between the California Corporation and the Nevada corporation will provide for the merger of the California Corporation with and into the Nevada corporation so that the California Corporation would cease to exist and the Nevada corporation would be the surviving corporation, the Nevada corporation would issue one share of its common stock, par value $0.01 per share, in exchange for each share of the California Corporation stock (which is the successor to the New Common Stock), and all shares of the Nevada corporation held by the California Corporation would be cancelled. The effect shall be that the New Shareholders of the California Corporation (which were to be the holders of the New Common Stock of Wespac) will become the stockholders of the Nevada corporation without any change in percentage ownership, the California Corporation and Wespac as a trust would cease to exist, and the Nevada corporation would





FIRST MODIFICATION TO PLAN - PAGE 3
                          succeed to all of the rights and properties and be subject to all of the obligations and liabilities of Wespac including performance under the Plan.

                                  "(iv)  Finally, to effectuate the conversion
                          of Wespac to a Nevada corporation, Articles of Merger will have to be filed with the Secretaries of State of Nevada and California to effect the Merger.

                                  "(v)   Under Section 1103 of the California
                          Corporation Code, approval of shares under Sections 152 and 1201 which constitute a majority of the outstanding shares (i.e. at least 50% of the New Common Stock to be issued) is required to approve the Incorporation Procedure. No dissenters' rights of appraisal would be available under Section 1400 of the California Corporation Code by virtue of this proceeding and the implementation of the Incorporation Procedure through the Plan.

                                  "(vi)  At the time of final consummation of
                          the Plan, the New Shareholders would receive certificates representing shares of common stock, par value $0.01 per share, of the Nevada corporation.

        2. Section 5 on pages 7 and 8 of the Confirmed Plan shall be amended by deleting the last sentence of the last paragraph on page 7 which carries over to page 8, and replacing such language with the sentence set forth below (old language is lined through):

                 (deleted language) Wespac shall call an organizational meeting of shareholders and trustees within six months of the effective date of the Plan to elect trustees, directors and officers, who will thereafter serve for a period of one (1) year or until their successors are duly qualified and elected.

                (replacement language) Through the Incorporation Procedure, if the new Shareholders approve such Incorporation Procedure, the directors named in the Articles of Incorporation of the Nevada corporation will serve as the directors of the resulting entity until the first annual meeting of shareholders to be held in accordance with the





FIRST MODIFICATION TO PLAN - PAGE 4
         requirements of the law. In the event the Incorporation Procedure is not approved by the new Shareholders, Wespac shall call an annual meeting of shareholders to be scheduled at such time as designated by the trustees during 1997 as may be appropriate following Wespac obtaining audited financial statements for the fiscal year ending December 31, 1996, and becoming current with SEC reporting requirements.

                 Except to the extent amended by the foregoing provisions, the original text of the Confirmed Plan as previously filed remains unchanged.

DATED: October, 22 1996.

                             Respectfully submitted,TRUST III

                             WESPAC INVESTORS TRUST III

                             By /s/ F. TERRY SHUMATE
                               ----------------------------------
                                F. Terry Shumate, Trustee





FIRST MODIFICATION TO PLAN - PAGE 5

                                  EXHIBIT 1

                     IN THE UNITED STATES BANKRUPTCY COURT
                 IN AND FOR THE EASTERN DISTRICT OF WASHINGTON

IN RE ...                                   )          NO. 94-00228-K11
                                            )          IN PROCEEDINGS FOR A
WESPAC INVESTORS TRUST III                  )          REORGANIZATION UNDER
                                            )          CHAPTER 11
                          Debtor            )


                             INFORMATION STATEMENT

TO:      ALL EQUITY SECURITY HOLDERS OF
           WESPAC INVESTORS TRUST III


         PLEASE TAKE NOTICE that a vote of the Equity Security Holders of Wespac Investors Trust III, a California business trust ("Wespac" or the "Trust") will be conducted by written ballot to be delivered prior to 12:00 noon (Spokane, Washington time), on November 29, 1996, at TranSecurities International, Inc., 2510 North Pines, Suite 202, Spokane, Washington 99206, on a unified proposal to change the name of, and convert the Trust from a California business trust into a Nevada corporation through the "Incorporation Procedure" described in this Information Statement.

         This Information Statement is being submitted to the Equity Security Holders of the Trust in accordance with the requirements of the First Modification to Plan of Reorganization (as modified) approved by Order of the Court entered October 29, 1996, pursuant to Section 1127(b) of the Bankruptcy Code.

         The principal components of the Incorporation Procedure are:

                 (i) because no explicit statutory authority permits a California business trust to become a Nevada corporation directly or to merge directly with and into a Nevada corporation, the Incorporation Procedure is to be accomplished by incorporating the Trust in California (the "California Corporation") by transfer of all of the assets of Wespac to, together with the assumption of all outstanding liabilities of Wespac (including all responsibilities under the "Confirmed Plan" [as defined below]) by, the California Corporation and the Shares of the Trust to be outstanding under the Confirmed Plan are deemed to be the shares of common stock of the California Corporation held by the Equity Security Holders of Wespac on a one-for-one basis;

                 (ii) subsequent to creation of the California Corporation as a successor to Wespac, a merger agreement will be entered into between the California Corporation and a newly-formed Nevada corporation to provide for the merger of the California Corporation with and into the Nevada corporation so that the California Corporation would cease to exist and the Nevada corporation would be the surviving corporation, with the Nevada corporation issuing one share of its common stock, par value $0.01 per share, in exchange for each share of the California Corporation's stock (which is the successor to the Wespac shares of beneficial interest and represented by the certificates) and all shares of the Nevada corporation held by the California Corporation would be cancelled;

                 (iii) the Board of Trustees will cause the Nevada corporation to be organized in Nevada to facilitate the Incorporation Procedure as a wholly-owned subsidiary of the California Corporation, and prior to such merger, the Nevada corporation will have no significant business assets or liabilities of any consequence and no operating history;

                 (iv) finally, to effectuate the conversion of Wespac to a Nevada corporation, Articles of Merger of the California Corporation with and into the Nevada corporation will have to be filed with the Secretaries of State of Nevada and California to effect the merger.

The effect shall be that the Equity Security Holders of Wespac pursuant to
Section 4 of the Confirmed Plan will become the stockholders of the Nevada corporation without any change in percentage ownership, the California Corporation and Wespac, as a trust, would cease to exist, the Nevada corporation would succeed to all of the rights and properties and be subject to all of the obligations and liabilities of Wespac, including performance under the Confirmed Plan and the shares of common stock of the Nevada corporation will be distributed to the Equity Security Holders of Wespac on a one-for-one basis.

         If the Equity Security Holders of Wespac approve the proposed Incorporation Procedure, each of the current Trustees of the Trust would serve as a director of the Nevada corporation until such person's initial term expires under the Nevada corporation's Articles of Incorporation or until a successor is elected. The Nevada corporation would succeed to and assume, by operation of law, all rights and obligations of the Trust.

         Only Equity Security Holders of Wespac of record at the close of business on Thursday, October 31, 1996, will be entitled to vote on the Incorporation Procedure. No meeting of such Equity Security Holders is to be held, such vote is to be conducted by written ballot delivered prior to the specified time at the address specified below and on such ballot.

         Regardless of any other matter which involved Wespac in the past, each Equity Security Holder receiving this Information Statement is encouraged to promptly date, mark, sign and mail the enclosed ballot card to the transfer agent for the Trust, TranSecurities International, Inc., 2510 North Pines, Suite 202, Spokane, Washington 99206.

                              GENERAL INFORMATION

         Wespac is a California business trust originally formed August 22, 1983. The original trustees apparently intended that the Trust was to be self-liquidating, with the net proceeds derived from sales of existing properties of the Trust (less certain reserves), if any, paid out to shareholders rather than re-invested in other properties. During January 1988, four of the elected trustees resigned pursuant to an agreement with US Real Estate Advisors, Inc. ("USREA"), a privately-held California corporation, and four new trustees were elected, all of whom were officers of USREA. Also during January 1988, the Trust entered into certain financing arrangements with USREA and, on April 13, 1988, the Trustees who were also officers of USREA caused Wespac to file for protection under Chapter 11 of the United States Bankruptcy Code (the "1988 Reorganization") which resulted in a plan of reorganization approved and confirmed by the Court on March 29, 1989, with certain amendments. The 1988 Reorganization was closed by the Court on August 21, 1992.

         The current Chapter 11 case was filed on January 27, 1994, and styled In re Wespac Investors Trust III, Case No. 94-00228-K11, in the United States Bankruptcy Court in and for the Eastern District of Washington (the "Bankruptcy Proceeding"), to seek a restructuring of the assets and liabilities of Wespac, primarily in response to certain litigation that resulted in at least one judgment. A plan of reorganization dated March 22, 1996 (as modified) was confirmed by Order Confirming Plan of Reorganization dated May 15, 1996, entered May 20, 1996 (the "Confirmed Plan").

         During the past eight years, Wespac has been (i) the subject of reorganization proceedings in the 1988 Reorganization, (ii) a party to various items of litigation and one judgment, (iii) required to continuously reorganize and sort out its affairs, (iv) subject of the Bankruptcy Proceeding, and (v) confused with other entities bearing the same or similar names, including Wespac Investors Trust II, a California real estate investment trust formed at approximately the same time as the Trust and which has been the subject of bankruptcy proceedings in the Central District of California. In addition, a number of individuals who formally controlled significant portions of the equity interest of the Trust or were officers or trustees of the Trust have been the subject of litigation relating to and involving the Trust or such individuals' activities with respect to the Trust.

         The Board of Trustees reviewed the operational and governance history of the Trust, its reputation, its prospects upon the eve of issuance of a Final Decree with respect to the Confirmed Plan and emergence from the Bankruptcy Proceeding, and has concluded that it would be appropriate to give the Trust a fresh start by changing the name of the Trust and causing re-domestication and incorporation of the Trust under the laws of the State of Nevada to move forward as a regular corporation. Accordingly, the Board of Trustees is recommending to the Equity Security Holders of the Trust pursuant to the Confirmed Plan (the "Shareholders") implementation of the Incorporation Procedure.

INTERESTS OF EQUITY SECURITY HOLDERS (SHAREHOLDERS)

         Pursuant to the Confirmed Plan, Class 6 consisted of Allowed Interests of Shareholders in "Old Common Stock," all of which was cancelled on the Effective Date of the Confirmed Plan with one share of beneficial interest of the Trust deemed to be exchanged for each share of Allowed Interest, other than Greenbriar Corporation, who were then to hold in the aggregate 25% of the new Shares of Beneficial Interest. After objections to proofs of interest demonstrating an interest in Wespac Investors Trust II ("Trust II"), it was determined that the Allowed Interests of such holders were equivalent to 2,643,498 Shares of Beneficial Interest.

         Also pursuant to the Confirmed Plan, upon the Effective Date, Greenbriar Corporation reduced its claim to the so-called "USREA Shares" acquired from Zemco to equal 25% of the Allowed Interests (a total of 2,635,331 Shares of Beneficial Interest) and Nevada Sea was deemed to exercise its option to receive such Shares of Beneficial Interest. In addition, in the compromise of its creditors' claim, Greenbriar Corporation was to receive, pursuant to the Confirmed Plan, 50% of the issued and outstanding Shares of Beneficial Interest, but prior to the Effective Date of the Confirmed Plan, by agreement, Greenbriar Corporation entered into an arrangement pursuant to which Greenbriar Corporation conveyed to Nevada Sea an undivided 50% in and to the creditors' claim resulting in an undivided 25% out of and aggregate of 50% of the new Shares of Beneficial Interest of the Trust to be issued, on a "when issued" basis, to Nevada Sea in consideration of cancellation of certain indebtedness. As a result, as of the Record Date, there were deemed to be 10,573,992 Shares of Beneficial Interest, no par value, of the Trust available for issuance to Shareholders, of which 2,635,331 Shares are issuable to the public shareholders, 2,643,498 Shares are issuable to Greenbriar Corporation (an aggregate of 25% of such Shares) and 5,286,996 Shares of Beneficial Interest are issuable to Nevada Sea (an aggregate of 50% of such Shares).

         In order to insure that the correct number of Shares are issued to Greenbriar Corporation and Nevada Sea, the Trust, Nevada Sea and Greenbriar Corporation have entered into that certain Share Settlement Agreement dated as of May 31, 1996 (the "Share Settlement Agreement") pursuant to which, in the event it is determined for whatever reason either too many or too few Shares have been issued to Nevada Sea and/or Greenbriar Corporation so that either or both hold in excess of or less than the required number of issued and outstanding Shares of the Trust pursuant to the Confirmed Plan when such Shares are issued, the Trust has agreed to either issue additional Shares or Nevada Sea and/or Greenbriar Corporation are to return to the Trust for cancellation such number of Shares as will make the percentages work out to the required percentages pursuant to the Confirmed Plan.

SHAREHOLDERS ENTITLED TO VOTE

         Following confirmation of the Plan, a determination was been made of expected recipients of the new Shares of Beneficial Interest of the Trust to be issued, who are deemed to be the holders of record of such Shares of Beneficial Interest, no par value, of the Trust as of the close of business on October 31, 1996 (the "Record Date"), who are entitled to vote upon approval of the Incorporation Procedure. At the Record Date, there were deemed to be 10,573,992 Shares of Beneficial Interest, no par value, of the Trust available for issuance to such Shareholders. Each holder is entitled to one vote for each share deemed held on the Record Date. As of such date, Nevada Sea Investments, Inc., a Nevada corporation ("Nevada Sea"), held of record 50% of such Shares and Greenbriar Corporation (formerly Medical Resource Companies of America) held of record 25% of such Shares. Nevada Sea and Greenbriar Corporation have each advised the Trustees that they intend to vote all Shares in favor of approval of the Incorporation Procedure.

VOTING

         When the enclosed ballot is properly executed and returned, the shares represented thereby will be voted in accordance with the instructions noted thereon. Any abstentions will be included in vote totals and, as such, will have the same effect on the proposal as a negative vote. Broker non-votes, if any, will not be included in vote totals and, as such, will have no effect on the proposal. In the absence of any other instruction, the shares represented by properly executed and submitted ballot will be voted in favor of the Incorporation Procedure.

VOTE REQUIRED FOR APPROVAL

         Pursuant to paragraph 12.3 of the Declaration of Trust, approval of the Incorporation Procedure requires the affirmative vote of a majority of the shares deemed outstanding and entitled to vote thereon. Such provision also requires the vote of a majority of the Trustees to transfer to a successor after receiving the affirmative vote of a majority of the shares deemed outstanding. The Trustees have unanimously recommended the Incorporation Procedure and intend to vote in favor of implementation thereof, assuming receipt of approval from a majority of the shares deemed outstanding by a vote in favor of the Incorporation Procedure.

REVOCATION OF BALLOT

         A ballot is enclosed herewith. Any Shareholder who executes and delivers the ballot may revoke the authority granted thereunder at any time prior to the scheduled expiration time for receipt of such ballots by giving written notice of such revocation to the Board of Trustees of the Trust or by executing and delivering a ballot bearing a later date.

                        PROPOSED INCORPORATION PROCEDURE

GENERAL

         To provide the Trust with an enhanced opportunity for long-term planning, flexibility and long-term growth, the Board of Trustees has approved, and recommends adoption by the Shareholders of, a proposal that the Trust be transformed from a California business trust into a Nevada corporation that would have perpetual duration. The alternatives considered by the Board of Trustees included (i) continuing as a finite life business trust, holding its properties until the Trust's termination; (ii) liquidating the assets of the Trust; and (iii) the Incorporation Procedure. Based on the Trustees' knowledge of the general economic and financial conditions to which the Trust and its assets are subject, the Board of Trustees adopted the Incorporation Procedure as the option most likely to ultimately maximize returns to Shareholders.

         Because no explicit statutory authority permits a California business trust to become a Nevada corporation directly or to merge directly with and into a Nevada corporation, the Incorporation Procedure would be accomplished by incorporating the Trust in California, and merging the California Corporation (as successor to the Trust) with and into a wholly-owned Nevada subsidiary corporation (the "Merger"). The Board of trustees will cause the Nevada corporation to be organized in Nevada to facilitate the Incorporation Procedure. Prior to the Merger, the Nevada corporation will have no significant business assets or liabilities of any consequence and no operating history. The name of the resulting entity will be First Equity Properties, Inc. which is to be the name of the Nevada corporation at the time of its incorporation.

         The Merger will be accomplished pursuant to the terms of the proposed agreement and plan of merger (the "Agreement and Plan of Merger"). As a result of the Merger, (i) the California Corporation would cease to exist as a separate entity, (ii) the Nevada corporation, by operation of law, would succeed to all the rights and properties, and be subject to all the obligations and liabilities of the Trust incorporated as the California Corporation including those under the Confirmed Plan, (iii) each of the current Trustees of the Trust would continue to serve as a director of the Nevada corporation until his initial term expires under the Nevada corporation's Articles of Incorporation or until a successor is elected and (iv) existing Shareholders would automatically become stockholders of the Nevada corporation by the deemed simultaneous exchange of all shares of the California Corporation (the successor to the Trust) for newly issued Nevada Common Stock on a basis of a one-for-one exchange (the "One-for-One Exchange"). The issuance of Nevada Common Stock via the One-for-One Exchange will not affect the proportionate security holdings of any Shareholder of the Trust, either individually or in a group.

         Shareholders will not be required to surrender any of their certificates held representing shares of beneficial interest no par value of the Trust (an "Old Share") in exchange for Nevada Common Stock certificates. If the Shareholders approve the Incorporation Procedure and if it is implemented, Shareholders will receive a certificate representing the number of shares of Nevada Common Stock to which they are entitled from TranSecurities International, Inc. in Spokane, Washington (the transfer agent for the Trust and the Nevada corporation).

            SHAREHOLDERS OF THE TRUST WILL NOT HAVE ANY DISSENTERS' RIGHTS OF APPRAISAL WITH RESPECT TO THE INCORPORATION PROCEDURE

         Although the Trust has not applied to the Internal Revenue Service for a ruling (because of the cost and time involved) to confirm that the Incorporation Procedure will qualify as a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"), management has been advised that the Incorporation Procedure will qualify as a reorganization under the Code and that the Nevada corporation will be treated as the same taxpayer as the Trust for federal income tax purposes. The result is that the conversion of the Trust into the Nevada corporation will be irrelevant for federal income tax purposes, have no effect upon any loss carryforward of the Trust and no gain or loss will be recognized by the Trust as a result of such transaction. Since the Trust has not qualified as a "real estate investment trust" for several years, and is subject to treatment as a corporation for federal tax purposes, the Incorporation Procedure will have no effect upon that status.

         The discussion of the principal terms of the Merger contained herein is qualified in its entirety by reference to the Agreement and Plan of Merger. THE PROPOSED INCORPORATION PROCEDURE IS A SINGLE UNIFIED PROPOSAL TO BE APPROVED OR REJECTED BY SHAREHOLDERS IN ITS ENTIRETY. If Shareholders do not approve the Incorporation Procedure, the Trust would not incorporate in California, the formation of the Nevada corporation as a wholly-owned subsidiary of the Trust will not occur, and the Merger with the Nevada corporation and the attendant One-for-One Exchange will not occur. Rather, the Trust would continue to operate as an unincorporated California business trust, subject to the provisions set forth in the First Amended and Restated Declaration of Trust dated November 10, 1983 (the "Declaration of Trust").

PRINCIPAL REASONS FOR THE INCORPORATION PROCEDURE

         The members of the Board of Trustees believe the Trust needs a fresh start with a new name and that the Incorporation Procedure will afford the Nevada corporation (i) the opportunity for enhanced long-range planning, flexibility and long-term growth as a perpetual-life corporation as opposed to the more limited alternatives of a business trust, (ii) certain acquisition safeguards not available to the Trust, which safeguards are designed to (a) discourage unsolicited, non-negotiated takeover attempts that can be unfair to stockholders, pressure management and disrupt the operational continuity, long-range planning and long-term growth of the business of the Nevada corporation as successor to the Trust and (b) encourage persons who may wish to make a bona fide offer to acquire the Nevada corporation to negotiate with the Board of Directors in good faith and to submit a proposal that is fair and equitable to the Nevada corporation and all its stockholders and (iii) greater legal certainty in matters of corporate governance and indemnification as a corporation as opposed to a business trust and hence greater predictability in the conduct of its business as a corporation under Nevada law. Because no substantial body of law has developed concerning the legal status, rights, obligations and liabilities of business trusts and their trustees and shareholders, there is a degree of uncertainty as to the legal principles applicable to business trusts under the laws of the various states, including California, the jurisdiction of organization of the Trust. By contrast, the status, rights, obligations and liabilities of the stockholders, officers and directors of a corporation are governed not only by a corporation's charter documents, but also by comprehensive statutes and a body of case law interpreting those statutes and their application to a corporation and its charter documents. The Board of Trustees believes that the Articles of Incorporation of the Nevada corporation, coupled with the existence of a growing body of Nevada corporate law, would allow the Nevada corporation to plan the legal aspects of its future activities with more certainty and predictability than currently exists with respect to the Declaration of Trust and the less well-defined provisions of law currently applicable to the operations of a business trust.

         Consummation of the Incorporation Procedure is contingent upon Shareholder approval of the Incorporation Procedure. Pursuant to the California General Corporation Law, the affirmative vote of the holders of a majority of the outstanding Shares will be required to approve the Incorporation Procedure. In addition, Section 12.3 of the Declaration of Trust requires a vote of a majority of the Trustees and of the Shareholders to approve the Incorporation Procedure. The Trustees have unanimously approved the Incorporation Procedure.

         The Board of Trustees may, in its discretion and without further approval by Shareholders, abandon the proposed Incorporation Procedure, in whole or in part, at any time before the Merger is effective if any event occurs that, in the Board's opinion, makes consummation of any part of the Incorporation Procedure inadvisable. The Trustees anticipate consummating the Incorporation Procedure as promptly as practicable after approval by the Shareholders.

GREATER LEGAL CERTAINTY

         The Trustees urge Shareholders to adopt the Incorporation Procedure because it will convert the Trust from a California business trust to the more legally certain and predictable form of a Nevada corporation. For the purpose of carrying on a business enterprise, the business trust is an adaptation of the traditional common law trust. Business trusts are entities created by agreement or under a governing document, such as the Declaration of Trust, for which there is no prescribed form. Accordingly, the powers, rights and obligations of the Trustees and Shareholders of the Trust are determined to a large extent by contractual interpretation, rather than by reference to powers or privileges under any statute.

         Unlike a corporation, many basic legal issues affecting a business trust are not determined by a body of statutory law, but must be spelled out in the declaration of trust. Subject to overriding principles of common law, the declaration of trust serves as a substitute for a corporate statute. Thus, management and shareholders of business trusts must look to the trust instrument or common law to determine questions which would usually be answered by a corporation statute if that form were selected. On the other hand, state corporation statutes generally provide detailed and comprehensive rules concerning corporate organization, the composition, election, and duties of boards of directors and corporate officers, the form and issuance of equity shares (including voting, dividend, and merger rights), rules of meetings, mergers, reorganizations, dissolutions, and derivative actions. Moreover, many matters not detailed in the statutes are usually covered by a well developed body of case law.

         Although the business trust form is regarded as legal and valid in California, the jurisdiction of organization of the Trust, no substantial body of law has developed concerning the legal status, rights, obligations and liabilities of business trusts and their trustees and shareholders, and there is a degree of uncertainty as to the legal principles applicable to business trusts under the laws of California. For example, although the trustees of a business trust are clearly fiduciaries owing a duty as such to the trust and its shareholders, it might be asserted that their fiduciary duties are governed by principles of law and equity applicable to traditional common law trusts, rather than by the standards of care, loyalty and business judgment applied to the directors of a corporation and by the standards defined in the governing trust documents.

         By contrast, the status, rights, obligations and liabilities of the stockholders, officers and directors of a corporation are governed not only by a corporation's charter documents, but also by comprehensive statutes and a body of case law interpreting those statutes and their application to a corporation and its charter documents. The existence of a more well-defined body of law allows a corporation to plan the legal aspects of its future activities with more certainty and predictability than currently exists with respect to the Declaration of Trust and the less well-defined provisions of law currently applicable to the operations of a business trust. Additionally, state law governing qualification of an out-of-state business entity to transact business is generally clearer for corporations than for business trusts. Furthermore, corporations are far more numerous than business trusts and are more familiar to investors or persons doing or proposing to do business with a company.

         Nevada has been selected as the proposed new governing jurisdiction because, among other reasons, the Trustees believe that the Nevada Revised Statutes ("NRS") set forth modern statutes that will meet the business needs of the Trust once the Incorporation Procedure is effected. The NRS is regarded as an extensive and modern corporate statute. In adopting the NRS, the legislature in Nevada has demonstrated an ability and willingness to act quickly and effectively to meet businesses' changing needs. For many years, Nevada has followed a policy of encouraging incorporation in that state and, in furtherance of that policy, has adopted comprehensive, modern, flexible corporate statutes (very similar to those in effect in Delaware) that are periodically updated and reviewed to meet changing business needs. The Trust's Board of Trustees believes that the Incorporation Procedure will allow the Nevada corporation to plan the continuing legal aspects of its future activities with more certainty and predictability than presently exists with respect to the Declaration of Trust and the less-well defined provisions of law currently applicable to the operations of a business trust. This certainty and predictability could be beneficial in attracting and retaining qualified management for the Nevada corporation, in part because Nevada corporate law provides, among other things, for a greater degree (and greater clarity) in indemnification of directors and officers than is found with respect to California business trusts. Incorporating in Nevada will also enable the Trust to avoid significant annual franchise taxes assessed in certain other states of incorporation. Further, the Nevada corporation, as a corporation incorporated in Nevada, will not be required to pay annual franchise or income taxes. The only annual corporate fee in Nevada which the Nevada corporation will be required to pay is an $85 filing fee.

REPLACEMENT OF THE FIXED-LIFE TRUST WITH A PERPETUAL-LIFE CORPORATION

         The Trustees urge Shareholders to adopt the Incorporation Procedure because, among other things, it will replace the limited duration Trust with a perpetual-life corporation that the Board of Trustees believes will have more flexibility in holding and liquidating investments to enhance long-range planning and long-term growth. Corporations may provide for perpetual existence, while even non-liquidating business trusts generally have only limited duration.

         Section 12.2 of the Declaration of Trust provides that the Trust shall continue until the expiration of twenty years after the death of the last survivor among the initial four Trustees. Such individuals, assuming regular mortality, could live up to another forty years or more, but no assurance can be made that such assumption is correct. While it can conceivably be argued that the Trust's finite term may be another 40 to 60 years (which might be viewed by some as equivalent to perpetual existence), that termination may occur sooner. The Trust may also be terminated by the vote or consent of holders of a majority of all outstanding Shares. In contrast, the Nevada corporation provides for perpetual duration, unless it is terminated by its Board of Directors acting with stockholder consent. The finite life provisions make it more difficult for the Trust to obtain bank credit by potentially impairing a lender's position. Consequently, the Trust might be required in the future to maintain much greater cash reserves if the finite life provision is continued. The Trust will have to expend funds to maintain its properties regardless of whether the Incorporation Procedure is adopted. Although the amount of such expenditures might be less in the short term and is expected to be greater over the long term if the Incorporation Procedure is adopted, it is anticipated that the Trust may, in time, have greater access to bank credit to the extent that its assets are not encumbered to finance future renovations and improvements.

THE ONE-FOR-ONE EXCHANGE OF SHARES

         As part of the Merger, existing Shareholders of the Trust resulting from the Plan would automatically become stockholders of the Nevada corporation by the deemed exchange of all shares of the California corporation for newly issued Nevada Common Stock on the basis of the One-for-One Exchange. Each share of Nevada Common Stock would have $0.01 par value, unlike each existing Share of the Trust, which has no par value. The One-for-One Exchange would result in issuance by the Nevada corporation of a number of shares of Nevada Common Stock equal to the number of Shares of the Trust deemed to be outstanding under the Confirmed Plan immediately before commencement of the Incorporation Procedure. The One-for-One Exchange will not affect any Shareholder's proportionate equity interest in the Trust. Upon consummation of the Incorporation Procedure, each outstanding share of Nevada Common Stock shall be entitled to one vote at each meeting of stockholders, as is the case with each currently outstanding Share of the Trust. Prices for the Nevada corporation Common Stock will ultimately be determined in the marketplace and may be influenced by many factors, including investor perception of the changes effected through the Incorporation Procedure. Assuming the proposed Incorporation Procedure is approved, Shareholders will be furnished with certificates representing Nevada Common Stock and will not be required to surrender certificates representing old shares.

COMPARISON OF PRINCIPAL DIFFERENCES BETWEEN THE TRUST AND THE NEVADA
CORPORATION.

         If the proposed Incorporation Procedure is approved and consummated, the business of the Trust will be conducted by the Nevada corporation rather than by a business trust organized under the laws of the State of California. The rights and powers of the Trust and its Shareholders and Trustees currently are governed primarily by the Declaration of Trust and the Bylaws and, to a lesser extent, by California business trust law, while those of the Nevada corporation and its stockholders and directors would be governed by Articles of Incorporation and Bylaws and by Nevada corporate law. Set forth below is a comparison of principal differences between those respective rights and powers. Although the Trustees believe that the following discussion sets forth the material differences between the rights of Shareholders of the Trust and stockholders of the Nevada corporation, the comparison does not purport to be a complete statement of all differences and is qualified in its entirety by reference to the proposed Articles of Incorporation and Bylaws of the Nevada corporation and the Declaration of Trust and the Trustees' Regulations. The full text of the Nevada corporation's Articles of Incorporation and Bylaws as well as a copy of the Agreement and Plan of Merger are available to Shareholders upon written request at no charge to Wespac Investors Trust III, 10670 North Central Expressway, Suite 501, Dallas, Texas 75231, Attention:
Secretary.

MANAGEMENT AFTER INCORPORATION PROCEDURE

         CONSTITUENCY OF THE BOARD. The current Board of Trustees consists of three members. The proposed Articles of Incorporation of the Nevada corporation sets the number of initial directors at three. The exact number of directors may be fixed or changed by the affirmative vote of a majority of the entire Board of Directors, from time to time, within the limits set by the Articles of Incorporation. By comparison, the Declaration of Trust provides that the number of Trustees shall be no less than three nor more than fifteen as determined by the vote of the Shareholders of the Trust or the Trustees. Notwithstanding any limitation on the maximum number of directors in the Articles of Incorporation, whenever the Nevada corporation issues preferred stock and gives its holders the right to elect a director at an annual or special meeting of stockholders, then the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Articles of Incorporation or the resolution(s) adopted by the Board of Directors applicable thereto. Any vacancy on the Board of Directors of the Nevada corporation will be filled by a vote of the majority of the directors then in office or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. The Declaration of Trust provides for filling Board of Trustees vacancies by the remaining Trustees or by the vote or consent of a majority of the outstanding shares entitled to vote thereon.

         The Declaration of Trust requires that a majority of Trustees be persons who are not affiliates of the Advisor (Section 3.3). Under the Declaration of Trust, "Affiliate" is defined "as to any person, any other person who owns beneficially, directly, or indirectly, 5% or more of the outstanding capital stock, shares or equity interests of such person or of any other person which controls, is controlled by, or is under common control with, such person or is an officer, retired officer, director, employee, partner, or trustee of such person or of any other person which controls, is controlled by, or is under common control with, such person." Under the Declaration of Trust, "Person" includes "individuals, corporations, limited partnerships, general partnerships, joint stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other entities and governments and agencies and political subdivisions thereof." By contrast, Article SIXTH of the Articles of Incorporation does not require that any of the Nevada corporation's directors be independent of the advisor or any other person. It should be noted, however, that at present the Trust has no contractual advisor.

         THE DIRECTOR REMOVAL PROVISION. Under Article ELEVENTH of the Articles of Incorporation (the "Director Removal Provision"), each director of the Board may be removed only by the affirmative vote of the holders of not less than two-thirds of the outstanding stock of the Nevada corporation then entitled to vote for the election of such director. By contrast, under the Declaration of Trust, Trustees may be removed by vote or consent of the holders of two-thirds of the outstanding Shares entitled to vote thereon, or by two-thirds of the Trustees.

         THE NEVADA CORPORATION'S ADVISOR. Article THIRTEENTH of the Articles of Incorporation provides that the Board of Directors may authorize advisory agreements. There is no requirement that the Board of Directors obtain stockholder approval prior to any renewal or modification of such advisory agreements (although the Board of Directors intends to continue this practice). In contrast, the Declaration of Trust currently requires that all advisory agreements have an initial term of no more than two years and provide for annual renewal extension thereafter, subject to shareholder approval. The Declaration of Trust also provides for termination of advisory agreements without penalty by the Board of Trustees (by majority vote including a majority of unaffiliated Trustees) upon 60 days' written notice. The Nevada corporation's Articles of Incorporation leave termination provisions regarding
advisory agreements to the negotiation of the parties.   Neither the Nevada
corporation's Articles of Incorporation nor the Declaration of Trust requires shareholder approval for the selection of the advisor, per se. Transactions of the Nevada corporation with any advisor or affiliate thereof would be governed by the NRS and the unified related-party provisions contained in Article FOURTEENTH of the Articles of Incorporation. Prior to entering certain related party transactions, except certain specified contracts including an advisory agreement, the Board of Directors would be required to agree that the transaction is in the best interest of the corporation and that no other opportunity exists that is as good as the opportunity presented by such transaction. Direct contractual agreements for services, such as an advisory agreement between the Nevada corporation and an advisor, would require the prior approval of a majority of the directors. The Articles of Incorporation impose fewer explicit restrictions on compensation of the Nevada corporation's advisor than does the Declaration of Trust. Article THIRTEENTH of the Articles of Incorporation provides that the compensation payable under an advisory agreement must be approved as "fair and equitable" by the Board of Directors, and the Restrictions on Related-Party Transactions Provision also applies to compensation of the advisor.

LIABILITY OF CERTAIN PERSONS

         THE MANAGEMENT LIABILITY PROVISION. The Incorporation Procedure will enable the Nevada corporation to define the liability of corporate officers and directors with greater precision. The Board of Trustees believes that limited liability will help retain and attract the best possible officers and directors. Currently, each of the Trustees has been offered contractual indemnification to the fullest extent permitted by the Declaration of Trust or to the fullest extent not prohibited under applicable law. Under the Management Liability Provision (Article NINTH of the Articles of Incorporation), the directors will not have personal liability to the Nevada corporation or its stockholders for monetary damages for any breach of their fiduciary duties as directors (including, without limitation, any liability for gross negligence in the performance of their duties), except (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) for the payment of dividends in violation of NRS 78.300. By precluding personal liability for certain breaches of fiduciary duty, including grossly negligent business decisions in evaluating takeover proposals to acquire the Nevada corporation, the Management Liability Provision supplements indemnification rights afforded under the Nevada corporation's Articles of Incorporation and Bylaws which provide, in substance, that the Nevada corporation shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the NRS and other applicable laws.

         The Articles of Incorporation provide that the Nevada corporation "shall indemnify to the fullest extent authorized or permitted by law (as now or hereafter in effect) . . . to any person made or threatened to be made a party or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that such person is or was a director, officer, employee or agent of the Nevada corporation . . ." Further, the Bylaws provide that "[e]ach officer, director or employee . . . shall be indemnified
 . . . to the full extent permitted under Chapter 78 of the Nevada Revised Statutes . . . and other applicable law." Pursuant to the NRS, a corporation may indemnify persons for expenses related to an action, suit or proceeding, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent, if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his conduct was unlawful. The expenses indemnified against in this provision include attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding. The NRS further provides that a corporation may indemnify persons for attorneys' fees related to an action, suit or proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent, if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. The corporation may also indemnify directors for amounts paid for judgments and settlements in such a suit, but only if ordered by a court after determining that the person is "fairly and reasonably" entitled to indemnity.

         The Management Liability Provision contained in the Articles of Incorporation is analogous to Article 5 of the Declaration of Trust. Article 5, however, explicitly exculpates Trustees, officers, employees and agents of the Trust while the Management Liability Provision explicitly exculpates only directors. Further, under the Declaration of Trust, a Trustee would not be indemnified for liability arising from gross negligence or reckless disregard of duty, whereas a director of the Nevada corporation may be indemnified for such liability under the Articles of Incorporation.

         The Management Liability Provision would not insulate directors of the Nevada corporation from liability to the Nevada corporation or its stockholders for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) payment of distributions in violation of NRS
78.300. The limitation of liability applies only to claims by the Nevada corporation or its stockholders and does not preclude or limit recovery of damages by others, such as creditors. Furthermore, the limitation of liability applies prospectively only and would therefore not affect a Trustee's potential liability for acts or omissions in his capacity as a Trustee prior to the effective time of the Merger.

         As herein described, directors and officers of the Nevada corporation are indemnified against certain liabilities under provisions of the Articles of Incorporation and Bylaws. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         In addition, the Management Liability Provision provides, as permitted by the NRS, that the Nevada corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Nevada corporation or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against such expense, liability or loss, whether or not the Nevada corporation would have the power to indemnify such person against any such expense, liability or loss under the NRS. Section 7.4 of the Trust's Declaration of Trust is analogous to this portion of the Management Liability Provision. Although the Trust has had the power to purchase such insurance, to date the Trust has not done so.

         The Trustees and officers of the Trust are indemnified under the Declaration of Trust against judgments, fines, amounts paid on account of and reasonable expenses (including attorneys' fees) incurred in connection with the defense of suits or proceedings in which a claim or liability against a person is asserted by reason of the fact that he is a Trustee or officer of the Trust, as the case may be. Currently, each of the Trustees of the Trust has been offered contractual indemnification to the fullest extent permitted by the Declaration of Trust or to the fullest extent not prohibited under applicable law.

         SHAREHOLDER LIABILITY. Limitations on the potential personal liability of stockholders for the acts and obligations applicable to the Nevada corporation under Nevada law are comparable to the limitations under California law and the Declaration of Trust applicable to Shareholders of the Trust with respect to the Trust's acts and obligations. Though the Articles of Incorporation do not expressly limit stockholder liability, pursuant to Article 8, Section 3, of the Nevada constitution and Section 78.225 of the NRS, stockholders are not personally liable for the payment of a corporation's debts, except to the extent a stockholder has not paid the consideration for which that stockholder's shares were authorized to be issued or which was specified in a written subscription agreement between the corporation and the stockholder. Similarly, the Declaration of Trust provides that Shareholders shall not be subject to any personal liability for the acts or obligations of the Trust and that every written undertaking made by the Trust shall contain a provision that such undertaking is not binding on any Shareholder personally. Under Section 23001 of the California Corporations Code, no shareholder of a real estate investment trust like the Trust shall be personally liable for any liabilities, debts or obligations of, or claims against, such real estate investment trust. Section 23002 of the California Corporations Code further provides that Section 23001 applies to any real estate investment trust under the laws of California with respect to liabilities, debts, obligations and claims wherever arising. Under Section 23000 of the California Corporations Code, the Trust is classified as a "real estate investment trust" for purposes of the foregoing provisions of California law. Thus, it appears that the Incorporation Procedure will not materially alter Shareholder liability in California. It should be noted that the law regarding other states where the Trust does business might treat Shareholders' liability in a different manner (i.e., impose liability) if a court in such state were not to apply California law to such issue.

BUSINESS ACTIVITIES AFTER INCORPORATION PROCEDURE

         No significant change in the nature of the Trust's business is anticipated as a result of the Incorporation Procedure, though the Nevada corporation will be empowered under the Articles of Incorporation to engage in a wider range of business activities in the future than those currently permitted under the Declaration of Trust. Article THIRD of the Articles of Incorporation states that the Nevada corporation may engage in any lawful activity. While, unlike the Declaration of Trust, the Articles of Incorporation neither dictate specific investment policies nor formally restrict particular activities of the Nevada corporation, it is currently expected that the investment policies and activities of the Nevada corporation will be substantially similar to the existing investment policies and activities of the Trust. Notwithstanding such expectation, the Nevada corporation may avail itself of the greater flexibility permitted by the Articles of Incorporation to make certain investments that the Trust is not authorized to make. No assurance can be given that the Nevada corporation's investment policies will not change if, in the opinion of the Board of Directors, circumstances so require, and certain investment policies may be changed without stockholder approval.

         Section 4.3 of the Declaration of Trust prohibits or restricts the Trust from a number of specified activities, foreign currency, commodities, or commodity futures contracts, (ii) in contracts for sale of real estate.
Subject to the restrictions in the Declaration of Trust and the restrictions on related-party transactions discussed below, the Trustees may change the investment policy of the Trust without Shareholder approval if they determine that such change would be in the best interest of the Trust. Certain of the restrictions contained in Section 4.3 were designed to facilitate the Trust's continuing qualification as a "REIT" under the Code; however, the Trust status as a REIT terminated several years ago. Nevertheless, the Nevada corporation would have substantially greater flexibility and fewer restrictions on its investment policy than the Trust presently has.

         THE RESTRICTIONS ON RELATED-PARTY TRANSACTIONS PROVISION. Article FOURTEENTH of the Articles of Incorporation provides that the Nevada corporation shall not, directly or indirectly, contract or engage in any transaction with (i) any director, officer or employee of the Nevada corporation, (ii) any director, officer or employee of the advisor, (iii) the advisor or (iv) any affiliate or associate (as such terms are defined in Rule 12b-2 under the Exchange Act, as amended) of the Nevada corporation or any person identified in the foregoing clauses (i) through (iii) unless (a) the material facts as to the relationship among or financial interest of the relevant individuals or persons and as to the contract or transaction are disclosed to or are known by the Board of Directors or the appropriate committee thereof and (b) the Board of Directors or committee thereof determines that such contract or transaction is fair to the Nevada corporation and simultaneously authorizes or ratifies such contract or transaction by the affirmative vote of a majority of the independent directors of the Nevada corporation entitled to vote thereon. Article FOURTEENTH defines an "independent director" as one who is neither an officer or employee of the Nevada corporation nor a director, officer or employee of the Nevada corporation's advisor. Stockholders should note that Article FOURTEENTH does not supplant Nevada law regarding related-party transactions; rather, Article FOURTEENTH provides additional protection against the possibility of related-party transactions unfavorable to the Nevada corporation. Under the NRS, a contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any corporation, firm or association in which one or more of its directors or officers are directors or officers or are financially interested, is not void or voidable solely for this reason, or solely because the director or officer is present at the meeting of the board of directors or a committee thereof which authorizes or approves the contract or transaction, because the vote or votes of common or interested directors are counted for that purpose, provided that one of the four requirements below is met:

                 (i) The fact of the common directorship, office or financial interest is disclosed or known to the board of directors or committee and noted in the minutes, and the board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote sufficient for the purpose without counting the vote or votes of the common or interested director or directors.

                 (ii) The fact of the common directorship, office or financial interest is disclosed or known to the stockholders, and they approve or ratify the contract or transaction in good faith by a majority vote of stockholders holding a majority of voting power. The votes of the common or interested directors or officers must be counted in any such vote of stockholders.

                 (iii) The fact of the common directorship, office or financial interest is not disclosed or known to the director or officer at the time the transaction is brought before the board of directors of the corporation for action.

                 (iv) The contract or transaction is fair as to the corporation at the time it is authorized or approved.

         The basic restriction on transactions between the Trust and related parties contained in the Declaration of Trust is similar to restrictions contained in the Nevada corporation's Articles of Incorporation and the NRS.
Section 2.17 of the Declaration of Trust provides that, absent fraud and except as otherwise prohibited by the Declaration of Trust, a contract, act or other transaction between the Trust and any other person, or in which the Trust is interested, shall be valid even though one or more of the Trustees or officers of the Trust (i) are directly or indirectly interested in, or connected with, or are trustees, partners, directors, officers or related officers of such other person or (ii) individually or jointly with others, are parties to or directly or indirectly interested in, or connected with, such contract, act or transaction. Further, no Trustee or officer shall be under any disability from or have any liability as a result of entering into any such contract, act or transaction provided that (a) such interest or connection is disclosed or known to the Trustees and thereafter the non-interested Trustees vote to authorize such contract, act or other transaction: (b) such interest or connection is disclosed or known to the Shareholders and thereafter such contract, act or transaction is approved by the Shareholders; and (c) such contract, act or transaction is fair and reasonable to the Trust at the time it is authorized by the Trustees or by the Shareholders.

         The Declaration of Trust also contains specific restrictions on certain transactions between the Trust and certain other persons. Although the standards and procedures by which such transactions are permissible under the Nevada corporation's Articles of Incorporation and Nevada law, on the one hand, and the Declaration of Trust, on the other, are not dissimilar in the opinion of the Board of Trustees, the Declaration of Trust absolutely prohibits certain transactions between the Trust and certain related parties, regardless of the fairness of the terms of such transactions and whether such transactions are authorized by a majority of unaffiliated Trustees or approved by the Shareholders. Because the Nevada corporation's Articles of Incorporation contains no analogous prohibition, the Incorporation Procedure could potentially permit the Nevada corporation greater flexibility to engage in a larger class of transactions with related parties than the more limited class of transactions between the Trust and certain related parties currently permitted by the Declaration of Trust. Nevertheless, the Board of Trustees believes that the restrictions in the Nevada corporation's Articles of Incorporation and the restrictions mandated by the NRS will offer adequate protection to ensure the fairness and propriety of transactions between the Nevada corporation and related parties.

COMPARISON OF THE SECURITIES OF THE NEVADA CORPORATION AND THE TRUST

         COMMON EQUITY. The Nevada corporation is authorized by its Articles of Incorporation to issue up to 40,000,000 shares of Nevada Common Stock. By contrast, the Trust may issue an unlimited number of Shares, and such Shares have no par value per share. The par value of the common stock of the Nevada corporation has been fixed at $0.01 per share because the filing fees associated with organizing the Nevada corporation are considerably less expensive than if the Nevada corporation had common stock with no par value.

         With respect to conversion, preemptive, dividend and (except to the extent the Nevada corporation may issue special or preferred stock in the future) voting rights, the Nevada Common Stock is comparable to the Shares. As with the Shares, each holder of Nevada Common Stock will be entitled to one vote for each share on all matters submitted to the stockholders. Similarly, there is no cumulative voting, redemption right, sinking fund provision or right of conversion with respect to either the Nevada Common Stock or the Shares. The holders of the Nevada Common Stock will not have preemptive rights to acquire additional shares of Nevada Common Stock when issued, as Trust Shareholders currently have no such preemptive rights. All outstanding shares of the Nevada corporation issued in the One-for-One Exchange will be fully paid and nonassessable.

         DISTRIBUTIONS. All shares of common stock of the Nevada corporation will be entitled to share equally in dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Nevada corporation, and upon liquidation or dissolution of the Nevada corporation, whether voluntary or involuntary, to share equally in the assets of the Nevada corporation available for distribution to stockholders, subject to any rights of holders of special stock, as discussed below. Similarly, the Declaration of Trust provides that Shareholders have no right to any dividend or distribution unless and until the Trustees declare such dividend or distribution. The Declaration of Trust imposes an additional requirement not contained in the Nevada corporation's Articles of Incorporation; the Trustees must furnish the Shareholders with a statement in writing not later than 60 days after the close of each fiscal year in which a distribution is made identifying the source of the funds distributed (Section 11.3). The Trustees currently intend to continue this practice after the Incorporation Procedure.

         The Declaration of Trust provides that cash distributions may be paid from any source, in the discretion of the Trustees (Section 11.1). In contrast, under Nevada law, the Nevada corporation may pay dividends from any source, but only if (i) the Nevada corporation would continue to be able to pay its debts as they become due in the usual course of business and (ii) the Nevada corporation's total assets would continue to equal or exceed the sum of its total liabilities plus the amount that would be needed, if the Nevada corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

         PREFERRED STOCK. Unlike the Declaration of Trust, the Articles of Incorporation of the Nevada corporation authorize the future issuance of up to 5,000,000 shares of preferred stock by action of the Board of Directors without stockholder approval, which may be issued in one or more series with such preferences, qualifications, limitations and rights as shall be determined by the Board of Directors of the Nevada corporation. Although no preferred stock has been issued or is being issued as part of the Incorporation Procedure, and the Board of Directors has no present intention of issuing any special stock, it is deemed advisable to have such shares available for issuance (i) for possible use to raise additional equity capital or to make acquisitions, (ii) as an acquisition safeguard to dilute the stock ownership and voting power of a person or entity seeking to obtain control of the Nevada corporation by (a) privately placing such preferred stock with purchasers not hostile to the Nevada corporation's Board of Directors to oppose an unsolicited takeover bid or (b) authorizing holders of a series of preferred stock to vote as a class, either separately or with the holders of the Nevada Common Stock, on any merger, sale or exchange of assets or any other extraordinary corporate transaction involving the Nevada corporation or (c) for such other uses as the Board of Directors of the Nevada corporation may deem appropriate from time to time. In contrast, the Trust is not authorized to issue special or preferred shares.

         WARRANTS. The Trust has no outstanding warrants, options or rights for the purchase of Shares. The Nevada corporation has no outstanding warrants, options or rights and does not currently anticipate issuing any warrants, options or rights for the purchase of its capital stock.

         NO RESTRICTIONS ON OWNERSHIP AND TRANSFER OF COMMON STOCK. Neither the Nevada corporation's Articles of Incorporation nor its Bylaws contain any restriction on the transfer or percentage ownership of shares of the Nevada Common Stock. The governing documents of the Trust specifically contain certain restrictions which deal with ownership of the Shares by corporate Shareholders and others insofar as it affected the continued qualification for taxation as a REIT under the Code. However, the REIT status was terminated in the past.

STOCKHOLDER MANAGEMENT RELATIONS

         THE CONSENT PROVISION. The Consent Provision (Article EIGHTH of the Articles of Incorporation) provides that stockholders of the Nevada corporation may act without a duly called annual or special meeting by written consent setting forth the action to be taken and signed by stockholders having not less than the minimum number of votes that would be necessary to authorize or take action at a meeting at which all shares entitled to vote thereon were present and voting. Under the NRS, unless otherwise provided in a corporation's articles of incorporation, any action which is required or permitted to be taken at an annual or special meeting of stockholders may instead be taken without a meeting if a written consent setting forth the action to be taken is signed by stockholders holding at least a majority of the voting power, or of such greater proportion as is required for such action. Like the Nevada corporation's Articles of Incorporation, the Declaration of Trust permits Shareholders of the Trust to approve certain acts by written consent without a meeting if such consent sets forth the action so taken, but only if it is signed by holders of all of the Trust's outstanding Shares.

         THE STOCKHOLDER MEETING PROVISION. The Stockholder Meeting Provision (also set forth in Article EIGHTH of the Articles of Incorporation) provides that subject to the rights of the holders of any series of preferred stock, special meetings of stockholders may be called only by the Board of Directors, the Chairman of the Board or the President of the Nevada corporation. Stockholders of the Nevada corporation may not by themselves call a special meeting of stockholders. In contrast to the Stockholder Meeting Provision, the Declaration of Trust permits Shareholders to call special meetings upon the written request of Shareholders holding not less than 10% of the outstanding Shares of the Trust entitled to vote at each meeting (Section 9.1).

         The Stockholder Meeting Provision could have the effect of inhibiting stockholder actions that require a meeting of stockholders unless the Board of Directors, the Chairman thereof or the President of the Nevada corporation calls such a meeting. Such meetings can impose considerable expenses upon the Nevada corporation. The Trustees believe that the Board of Directors will be in the best position to determine those issues which are properly the subject of a special meeting of stockholders. In the view of the Board of Trustees, stockholders would have a full opportunity to make proper proposals at duly convened stockholder meetings and to request that any such proposal be presented for consideration to other stockholders in the Nevada corporation's annual proxy statement.

         OTHER PROVISIONS REGARDING STOCKHOLDER-MANAGEMENT RELATIONS. The Nevada corporation's Bylaws provide, among other things, that any stockholder entitled to vote in the election of directors of the Nevada corporation's Board of Directors generally may nominate one or more persons for election as directors at a meeting only if such stockholder gives not fewer than 35, nor more than 60, days' prior written notice of intent to make such nomination or nominations to the Secretary of the Nevada corporation (or, if fewer than 45 days' notice or prior public disclosure of the meeting date is given or made to stockholders, not later than 10 days following such notice or disclosure).
Each such notice must set forth (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;
(ii) the class and number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the record date for the meeting and as of the date of such notice; (iii) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons pursuant to which the nomination or nominations are to be made by the stockholder; (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission; and (vi) the consent of each nominee to serve as a director of the Nevada corporation if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure, which is referred to herein as the "Nomination Provision." Neither the Declaration of Trust nor the Trustees' Bylaws contains any provisions analogous to the Nomination Provision.

         The Nevada corporation's Bylaws also provide that, in addition to any other applicable requirements, for business not specified in the notice of meeting or brought by or at the direction of the Board of Directors of the Nevada corporation to be properly introduced by a stockholder, the stockholder must give not fewer than 35, nor more 60, days' prior notice to the Secretary of the Nevada corporation (or if fewer than 45 days' notice or prior public disclosure of the meeting date is given or made to stockholders, not later than 10 days following such event). This provision (the "Stockholder Proposal Provision") does not preclude discussion by any stockholder of business properly brought before any meeting. Each such notice must set forth (i) a description of each item of business proposed to be brought before the meeting;
(ii) the name and address of the stockholder proposing to bring such item of business before the meeting; (iii) the class and number of shares of stock held of record or owned beneficially and represented by proxy by such stockholder as of the record date for the meeting and as of the date of such stockholder meeting notice; and (iv) all other information that would be required to be included in a proxy statement filed with the Commission.
Neither the Declaration of Trust nor the Trustees' Regulations contains any provisions analogous to the Stockholder Proposal Provision.

         The Nevada corporation's Bylaws also provide that annual meetings of stockholders shall be held within the first eight months of the calendar year, or as soon as practicable thereafter, beginning in 1997. Written or printed notice of annual and special meetings of stockholders shall be given to stockholders entitled to vote not less than 10, nor more than 60, days before the date of such meeting, unless stockholders are to vote upon a proposed merger, consolidation or disposition of substantially all of the Nevada corporation's assets, in which case notice shall be given no later than 20, nor more than 60, days before the date of such meeting. The Declaration of Trust contains similar provisions except that pursuant to the Declaration of Trust annual meetings of stockholders are to be held within the first six months after the end of the preceding fixed year.

         A full and correct statement of affairs of the Nevada corporation is to be prepared annually and submitted at the annual meeting. Such annual reports will include a balance sheet and a financial statement of operations for the preceding fiscal year. The Nevada corporation will be subject to the information requirements of the Exchange Act, as amended, and the balance sheet and financial statement will be required by such Act to be certified by independent certified public accountants, although the Bylaws do not impose such requirement. The Declaration of Trust provides that the Trustees must mail an annual report not later than 120 days after the close of each fiscal year. The annual report must include a statement of assets and liabilities and a statement of income and expenses of the Trust, accompanied by the report of an independent certified public accountant.

AMENDMENT PROVISIONS

         The Bylaw Amendment Provision and the Articles of Incorporation Amendment Provision (each as defined below) generally require a super-majority vote for changes in the governing documents of the Nevada corporation submitted to stockholders. Although those provisions may by themselves have a deterrent effect on some potential acquisitions of the Nevada corporation, they are designed primarily to ensure that an acquiror cannot circumvent the acquisition safeguards contained in the governing documents.

         THE BYLAW AMENDMENT PROVISION. Article SEVENTEENTH of the Articles of Incorporation (the "Bylaw Amendment Provision") expressly authorizes the Nevada corporation's Board of Directors to make, adopt, alter, amend, change or repeal the Nevada corporation's Bylaws. The Bylaw Amendment Provision further states that the stockholders of the Nevada corporation may not make, adopt, alter, amend, change or repeal the Nevada corporation's Bylaws except upon the affirmative vote of holders of not less than 66 2/3% of the outstanding stock of the Nevada corporation entitled to vote thereon. The Trustees are currently unaware of any controlling judicial precedent under the NRS addressing the validity of this aspect of the Bylaw Amendment Provision and, therefore, the matter is not entirely free from doubt. This super-majority voting provision could enable holders of only 34% of the Nevada Common Stock to prevent other holders of the Nevada Common Stock who do not approve of certain provisions of the Bylaws from amending or repealing such provisions. The provision will prevent a purchaser who acquires a majority of the shares of the Nevada Common Stock from adopting Bylaws that are not in the best interest of the minority stockholders or repealing Bylaws that are in such stockholders' interest.
Section 10.8 of the Declaration of Trust vests the power to make, adopt, amend or repeal Bylaws in the Trustees.

         THE ARTICLES OF INCORPORATION AMENDMENT PROVISION. Article SEVENTEENTH of the Articles of Incorporation (the "Articles of Incorporation Amendment Provision") requires the affirmative vote of at least 66 2/3% of all of the Voting Stock to alter, amend or repeal the Bylaw Amendment Provision, Consent Provision, Stockholder Meeting Provision, Business Combination Provision, Director Removal Provision, Evaluation Provision and Articles of Incorporation Amendment Provision, unless a majority of the Nevada corporation's Board of Directors approves such alteration, amendment or repeal.

         In contrast, the Declaration of Trust generally may be amended by Shareholders holding a majority of the outstanding Shares entitled to vote thereon, unless the proposed amendment would change certain rights with respect to any outstanding securities of the Trust, in which case the Declaration of Trust requires the vote or consent of the holders of two-thirds of the outstanding Shares entitled to vote thereon.

         Although the Declaration of Trust already requires a super-majority vote for certain proposed amendments, the Articles of Incorporation Amendment Provision will make it more difficult for stockholders to make changes in the Articles of Incorporation, including changes designed to enable holders of a majority of the Nevada Common Stock to obtain control over the Nevada corporation. However, the Articles of Incorporation Amendment Provision may help protect minority stockholders from disadvantageous changes supported by less than a substantial majority of other stockholders.

         THE FOREGOING IS ONLY A SUMMARY OF THE SIMILARITIES AND DIFFERENCES BETWEEN THE NEVADA CORPORATION'S PROPOSED ARTICLES OF INCORPORATION AND BYLAWS, ON THE ONE HAND, AND THE TRUST'S DECLARATION OF TRUST AND BYLAWS, ON THE OTHER, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXTS OF THOSE DOCUMENTS.

            INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

         The current members of the Board of Trustees of the Trust are Karl L. Blaha, Georgie Liebelt and F. Terry Shumate. Each of such individuals has been named as a director of the Nevada corporation in the proposed Articles of Incorporation. If the Incorporation Procedure is approved by the Shareholders, such individuals will serve as the directors of the resulting entity until the first annual meeting of shareholders to be held in accordance with requirements of the law. In the event the Incorporation Procedure is not approved by the Shareholders, the Trust will call an annual meeting of shareholders to be scheduled during 1997 at such time as designated by such Trustees as appropriate, following Wespac obtaining audited financial statements for the fiscal year ending December 31, 1996, and becoming current with reporting requirements of the Commission. The amount of any possible benefit to any such individual as a result of approval of the Incorporation Procedure is not directly quantifiable at this time.

           SOLICITATION OF VOTES IN FAVOR OF INCORPORATION PROCEDURE

         This Information Statement is being furnished to Shareholders to solicit a vote in favor of the Incorporation Procedure pursuant to an Order of the Court. The cost of soliciting ballots will be borne by the Trust. In addition to solicitation of votes by use of the mail, the Trustees may also solicit votes personally or by mail, telephone, facsimile transmission or otherwise, but will not receive any compensation for such services.

                                             BY ORDER OF THE COURT

                                             WESPAC INVESTORS TRUST III


                                             By  F. TERRY SHUMATE
                                               -------------------------
                                               F. Terry Shumate, Trustee

Spokane, Washington
October 29, 1996.

                             INDEX OF DEFINED TERMS

                                                                                                                     Page
                                                                                                                     ----
1988 Reorganization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Agreement and Plan of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Articles of Incorporation Amendment Provision . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Bankruptcy Proceeding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Bylaw Amendment Provision . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
California Corporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1, 3
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Commission  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Confirmed Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Declaration of Trust  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Director Removal Provision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Independent director  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Nevada Sea  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Nomination Provision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
NRS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Old Share . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
One-for-One Exchange  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Person  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Record Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Stockholder Proposal Provision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Trust . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
USREA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Wespac  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

                                                                  FORM OF BALLOT


--------------------------------------------------------------------------------

                                                                          BALLOT

                           WESPAC INVESTORS TRUST III

                     Ballot Reflecting Vote of Shareholder

         The undersigned shareholder of WESPAC INVESTORS TRUST II hereby appoints KARL L. BLAHA and F. TERRY SHUMATE each with full power of substitution, as attorneys and proxies to vote all of the Shares of the Beneficial Interest, no par value per share, of WESPAC INVESTORS TRUST III (the "Trust") which the undersigned is entitled to vote at pursuant to an information Statement dated October _, 1996 (the "Information Statement") distributed pursuant to an Order of the Court in the proceeding styled IN RE Wespac Investors Trust III, Case No. 94-00228-K11 pending in the United States Bankruptcy Court for the Eastern District of Washington (the "Bankruptcy Proceeding") with all powers the undersigned would possess if personally present, as indicated below, all as set forth in the Information Statement:

         1. [ ] FOR [ ] AGAINST [ ] ABSTAIN approval of the Incorporation Procedure

                                    (continued and to be signed on reverse side)

--------------------------------------------------------------------------------

(continued from other side)

         THIS BALLOT WILL BE VOTED AS DIRECTED BUT IF NO DIRECTION IS INDICATED IT WILL BE VOTED FOR THE INCORPORATION PROCEDURE.


                             Please    -----------------------------------------


                             Sign      -----------------------------------------


                             Here      -----------------------------------------

                                       Dated: ______________________ 1996

                                       NOTE: PLEASE SIGN EXACTLY AS YOUR NAME
                                       OR NAMES APPEAR HEREON. WHEN THERE IS
                                       MORE THAN ONE OWNER, EACH MUST SIGN.
                                       WHEN SIGNING AS AN AGENT, ATTORNEY,
                                       ADMINISTRATOR, EXECUTOR. GUARDIAN, OR
                                       TRUSTEE, PLEASE INDICATE YOUR TITLE AS
                                       SUCH. IF EXECUTED BY A CORPORATION, THE
                                       BALLOT SHOULD BE SIGNED BY A DULY
                                       AUTHORIZED OFFICER WHO SHOULD INDICATE
                                       HIS TITLE IF A PARTNERSHIP, PLEASE SIGN
                                       IN PARTNERSHIP NAME BY AN AUTHORIZED
                                       PERSON. PLEASE DATE, SIGN AND MAIL THIS
                                       BALLOT CARD TO: TRANSECURITIES
                                       INTERNATIONAL, INC., 2510 NORTH PINES,
                                       SUITE 202, SPOKANE, WASHINGTON 99206.

--------------------------------------------------------------------------------